Exhibit 99.2

Trex Company Inc.

Q2 2020 Earnings Conference Call

Monday, August 3, 2020, 5:00 PM Eastern

CORPORATE PARTICIPANTS

Bryan Fairbanks - President, Chief Executive Officer

Dennis Schemm - Vice President, Chief Financial Officer

Bill Gupp - Senior Vice President, General Counsel, Secretary

Viktoriia Nakhla - Investor Relations

PRESENTATION

Operator

Good afternoon and welcome to the Trex Company Second Quarter 2020 Earnings Conference Call. All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the “*” key followed by “0.” After today’s presentation, there will be an opportunity to ask questions. To ask a question you may press “*”, then “1” on your telephone keypad, to withdraw your question, please press “*”, then “2.” In the interest of time we do ask you limit yourself to one question and a single follow-up. Please also note, this event is being recorded.

I would now like to turn the conference over to Viktoriia Nakhla. Please go ahead.

Viktoriia Nakhla

Thank you all for joining us today. With us on the call are Bryan Fairbanks, President and Chief Executive Officer, and Dennis Schemm, Vice President and Chief Financial Officer. Joining Bryan and Dennis is Bill Gupp, Senior Vice President, General Counsel and Secretary, as well as other members of Trex management.

The company issued a press release today, after market close, containing financial results for the second quarter 2020. This release is available on the company’s website. This conference call is also being webcast and will be available on the Investor Relations page of the company’s website for 30 days.

I’d now like to turn the call over to Bill Gupp. Bill...

Bill Gupp:

Thank you, Viktoriia. Before we begin, let me remind everyone that statements on this call regarding the company’s expected future performance and conditions constitute forward-looking statements within the meaning of Federal Securities Law. These statements are subject to certain risk and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. For a discussion of such risks and uncertainties, please see our most recent Form 10-K and Form 10-Qs, as well as our 1933 and other 1934 Act filings with the SEC.

Additionally, EBITDA will be referenced in this call and is considered a non-GAAP measure. A reconciliation of EBITDA to net income can be found in our earnings press release at trex.com. The company expressly disclaims any obligation to update or revise publicly any forward-looking statements whether as a result of new information, future events, or otherwise.

With that introduction, I will turn the call over to Bryan Fairbanks.

Bryan Fairbanks

Thank you, Bill. Good afternoon, everyone. We welcome you to our second quarter 2020 earnings call. Before we get into the quarter results, let me take a moment to thank the people who made this quarter’s success possible. First, I commend the entire Trex team for their hard work and dedication to ensure we maintained continuous operations, and we were able to sell our products in a safe and effective manner during the COVID-19 pandemic.

We are also immensely grateful to our channel partners who in no small part contributed to the success we have seen this year. Despite the unprecedented challenges arising from the pandemic, they found ways to serve customers and keep their employees safe. Thank you again to the extended Trex team.

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Monday, August 03, 2020, 5:00 PM Eastern

We continue to drive improvements across the company with a focus on health and safety of our employees, the needs of our customers, and operational excellence. This disciplined approach allows us to execute through a challenging macro environment while we continue to invest in the future and generate further shareholder value.

By all measures, this was a strong quarter for Trex. We increased revenue by 7%. It’s fair to say that the resilience of the Trex customer far surpassed our expectations at the beginning of the pandemic, when we saw key states with major population centers shut down large portions of their economies.

We increased EBITDA by 32% to $67.5 million. We invested $40 million in the second quarter, primarily for capacity expansion, and we achieved a 33% increase in diluted earnings per share to $0.81.

Our sales growth reflected both the strength of the fast-growing outdoor living category and the high demand for Trex decking and railing products. Our Trex Enhance decking products, which appeals to the more cost-conscious consumers, have significantly expanded the size of our addressable market, and accelerated Trex’ ability to take share from wood, which today accounts for approximately 80% of decking materials used.

At the same time, Trex Transcend and Trex Select decking continue to grow, appealing to homeowners looking for advanced performance materials with market-leading aesthetics.

We remain focused on allocating cash flow to our capacity expansion program, which progressed considerably in the second quarter. By the end of the quarter, we started three new production lines at our Nevada facility. With these Nevada lines up and running, we will now direct our primary attention to our new production facility in Virginia with the first of those new lines coming online in the first quarter of 2021.

We are also committed to our environmental, social, and governance heritage. As we prepare to release our updated ESG report in the next couple of weeks, I wanted to share a few key improvements that we have made.

As a reminder for those that may be newer to the Trex story, since inception our decking products have been made with 95% recycled material content. Recycled consumer and industrial polyethylene film and reclaimed wood are the primary material sources for Trex decking. In addition, our aluminum railing is made with approximately 50% recycled content.

Since our 2016 life cycle analysis, the environmental footprint for Trex decking has improved across all impact categories. We think this is particularly noteworthy, given the increased production associated with the introduction of our new Enhance decking product, sourcing more materials to support higher volume, upgrading our manufacturing operations, and improving the output on legacy product lines. We are very proud that as the result of our water conservation efforts, approximately 99% of the water used in our Virginia and Nevada facilities are now recycled.

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Additionally, Trex’ safety program resulted in a 24% reduction in recordable incident rates over the same two-year period and we were able to achieve a 25% increase in retention of our hourly team during a period of very low unemployment rates.

“Do the right thing” is our operating philosophy, and I’m convinced that it helped Trex achieve a 150 basis point improvement in gross margins during the quarter. At Trex Residential, gross margin improved by 80 basis points primarily driven by a material reduction in our Enhance product, which more than offset the increased costs associated with start up of the new lines in Nevada.

Trex Commercial improved gross margin as well, benefiting from the absence of low-margin legacy contracts coupled with the mix of higher margin contracts, better execution, and manufacturing cost savings. We continue to be encouraged by the progress being made at the Commercial segment.

I’d like to welcome Laura Rygielski Preston to the Trex Executive team as President of Trex Commercial Products. Laura came onboard last week and has an impressive record of driving growth and implementing operating inefficiencies in her prior 10 years with Trane Technologies and Johnson Controls. We are confident she will further accelerate the momentum that we’re seeing in the business.

In summary, this was a strong execution quarter for Trex, capping the first half where we saw 9% sales growth within a challenging operating environment. I’m pleased to report that the positive momentum we experienced in the second quarter has continued into the third quarter. Demand for our products and discussions with our channel partners and sales teams are providing us with increased visibility and confidence for the second half of the year. We estimate consolidated net sales of $215 million to $225 million for the third quarter, representing year-over-year growth of 13% at the midpoint.

While we are encouraged by the current demand climate, we are further inspired by the opportunities for sustainable long-term growth. As many of you have heard me say in the past, we’re in the very early stages of converting the large wood market to low maintenance Trex composite decking and railing. We will see many of years of growth opportunities ahead.

I’ll now turn the call over to Dennis to provide additional details on our financial results, balance sheet and outlook.

Dennis Schemm

Thank you, Bryan, and good afternoon to everyone on the line. This was another period of strong financial performance for Trex. Consolidated net sales increased 7% to $221 million, led by an 8% sales increase in Trex Residential products. This impressive growth reflects robust and broad-based demand for composite decking and railing products and our brand leadership, which is driving continued market share gains from our main competitor, wood. Throughout the quarter, we continued to see unprecedented demand indicators from our websites including trex.com and decks.com.

Consolidated gross margin in the second quarter increased 150 basis points year-over-year to 41.9%. Trex Residential Products gross margin expanded by 80 basis points to 42.5%. This improvement is primarily related to our success in removing material from the Trex Enhance board and improved throughput, which more than offset increased start-up costs associated with our Nevada lines.

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We expect to return to the original Trex Enhance design by the end of the third quarter of 2020. And, as we have noted in the past, we will be bringing on labor in advance of the Virginia start-up, which will have an impact on the second half of the year.

Trex Commercial Products, gross margin increased to 30.7% from 21.4%, reflecting our execution of higher-margin products this quarter as well as in overall operating improvements.

SG&A expenses were $29 million compared to $36 million in the second quarter of 2019. As a percentage of net sales, SG&A declined to 13.2% compared to 17.3%. The savings were primarily driven by disciplined spending as the effects of the pandemic played out.

Our branding and advertising expense was lower than normal as we pulled back on spending early in the quarter as many jurisdictions ordered the closure of the businesses in the construction industry and there were areas where our channel partners closed.

Later in the quarter, as closures were lifted and our channel partners reopened, we began to increase our spending. We expect to see spending on branding and advertising to return to a more normalized level of between 5% and 6% of sales as we move forward.

The tax rate in the second quarter was 25.6%, up slightly compared to 25.2% in the year ago quarter. Net income was $47 million, or $0.81 per diluted share, up 32% and 33% respectively from $36 million, or $0.61 per diluted share reported in the second quarter 2019. EBITDA was up 32% to $68 million, while EBITDA margin expanded 580 basis points to 30.6%.

Our performance year-to-date has been equally strong. Consolidated net sales were $421 million, representing a 9% increase from 2019 led by a 10% increase in Trex Residential Products sales to $396 million. Year-to-date, net income was $90 million, or $1.54 per diluted share compared to $67 million or $1.14 per diluted share. EBITDA was up 34.9% to $126 million, while EBITDA margin expanded 570 basis points to 30%.

Moving to the balance sheet and cash flows. Our $200 million capital expansion program, which will enable us to meet continued growth remains on track and within our expectations. First half capital expenditures were $63 million, compared to $19 million a year ago, which are primarily related to our capacity expansion program.

In May of 2020, we amended and restated our revolving credit agreement to provide us with an additional $100 million of borrowing capacity bringing our total revolver to $350 million. The purpose of the additional $100 million in revolving credit is primarily to reduce risks associated with COVID-19 pandemic. We had no outstanding borrowings at the end of the quarter.

Reflecting our positive outlook, the Trex Board of Directors has approved a two-for-one stock split of the company’s common shares. The stock split will be in the form of a stock dividend to be distributed on September 14, 2020 to shareholders of record at the close of business on August 19, 2020.

I will now provide additional insight regarding expectations for the third quarter and full year 2020. We expect consolidated net sales for the third quarter to be in the range of $215 million to $225 million. We expect full year consolidated incremental gross margins to be 45% to 50%, inclusive of additional COVID-related expenses. We expect full year consolidated SG&A as a percentage of sales to improve by 80 to 100 basis points over the prior year. Our tax rate is

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Monday, August 03, 2020, 5:00 PM Eastern

anticipated at approximately 25%. We expect full year spending on CapEx to be in the range of $150 million to $170 million. And day sales outstanding will be higher in the third quarter compared to the prior year, because of our sales programs, which were set at the end of 2019. For the full year, working capital will normalize to historical levels.

Now, I’ll return the call back to Bryan.

Bryan Fairbanks

Thanks, Dennis. I’m proud of the entire Trex team and the unrivaled strength of our channel partners. Their exceptional efforts and resilience have allowed Trex to execute our strategy and operate with excellence through very challenging times. Through our combined efforts, we will continue to generate strong cash flows and reinvest that cash into our business to further build market share, extend our cost leadership, and provide significant returns to our shareholders.

Operator, I’d like to open the call to questions.

QUESTION AND ANSWER

Operator

Thank you. We will now begin the question-and-answer session. To ask a question you may press “*”, then “1” on a touchtone phone. If you are using a speakerphone, please pick up your handset before pressing the keys. If in the meantime, your question has been addressed and you would like to withdraw your question, please press “*”, then “2.” Once again, in the interest of time, please limit yourself to one question and a single follow-up.

Today’s first question comes from Ryan Merkel with William Blair. Please go ahead.

Ryan Merkel

Hi, guys. Congrats on the quarter.

Bryan Fairbanks

Hi, Ryan. Appreciate it.

Ryan Merkel

So, first off on the revenue guidance for 3Q. It looks like it assumes that you don’t see normal seasonality this year. So, is this mostly about the new capacity coming online or is there some inventory channel filling going on?

Bryan Fairbanks

I think we’re seeing a little bit of both of those things going on. The market is continuing to operate at quite strong levels. Inventories are lighter than the channel would like today, so I expect there will be some backfilling of the inventory in the channel during the course of the quarter, but I also expect to see significant sell-through as well.

Ryan Merkel

Got it. That’s what I thought. Okay. And then second question for the full year the incremental gross margin guide, it implies gross margins down year-over-year in the second half, a little bit more than I thought. I already had that in my model. But is this just the new lines coming on and this is unproductive labor and D&A, or is there anything else?

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Bryan Fairbanks

Yes. As we started the year, our guidance was 50%. Since that time, we’ve increased the range of 45% to 50% to consider the COVID-19 costs that are coming into the business. But yes, exactly right. In the back half of the year, we are seeing additional labor coming into our manufacturing facilities, primarily in Virginia. That’s where the majority of the labor will be as we begin to train them up for the new lines that will start in early 2021. We’ll also see some of the depreciation from the new lines started it up in Nevada.

Ryan Merkel

Got it. Perfect. I’ll pass it on. Thanks.

Operator

And our next question comes from Tim Wojs with Baird. Please go ahead.

Tim Wojs

Hi, guys. Nice job on the quarter. Is there any way to kind of frame up as these kind of put-in the Fernley lines, what capacity utilization look like today? And are you seeing any kind of pressure on output still, or should the Fernley lines kind of alleviate that in the near term?

Dennis Schemm

Yes. So real quickly, within about two weeks after we enabled the lines, we were up and running at full capacity, and we continue to be running at full capacity across the plant network.

Bryan Fairbanks

I expect that we’ll continue doing that through the end of the year and as we bring on the new capacity, we’ll be using that capacity as well too.

Tim Wojs

Okay. And I guess from a product portfolio standpoint, have you seen any pressure in certain areas of your portfolio? So, for example like on some of the entry-level products like Enhance Basics. I mean, do you see any sort of kind of stocking impacts on those levels? Are you seeing a pretty healthy kind of inventory availability across your portfolio?

Bryan Fairbanks

All of the product lines continue to perform in line with our expectations, when we look at it as a percentage of the portfolio. There could be more stock out in the channel. So, from an availability perspective, we could see improved availability and that really goes across all of our product lines at the time. And that’s where this additional capacity is so important to the marketplace and to our customers.

Tim Wojs

Okay. Okay. So, it doesn’t sound like there’s any sort of kind of incremental mix impact in the back half of the year?

Bryan Fairbanks

I wouldn’t expect to see anything outside of our normal plans.

Tim Wojs

Okay. Okay. Great. Good luck on the second half guys. Nice job on the quarter.

Bryan Fairbanks

Thanks, Tim

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Operator

Our next question comes from Keith Hughes at Truist. Please go ahead.

Keith Hughes

Thank you. I think you’d said in the... in the prepared statement that the Enhance design would be converted as of the end of the third quarter. Are there some extra costs, duplicate inventory stuff that you have to do in the third quarter to get that done efficiently?

Bryan Fairbanks

We’ve been able to transition that product without having any inventory issues, either on our ground or at our customers. The product, the form fit and function is exactly the same with the lighter board as it is with the slightly heavier board along the way. So, that’s not been a problem for us or for the channel.

Keith Hughes

Okay. And then the third quarter guide, do you have any feel of what your Commercial business will look like in the third quarter just up down, sideways, whatever?

Bryan Fairbanks

There’s definitely more movement and a little bit less visibility on the Commercial business. We are seeing certain projects being pushed out to 2021, and we’re also seeing other projects that are coming back in. We’re not really seeing at this point any cancellations of those projects along the way. So, I may see a little more volatility on that number. Of course, the growth expectations are inclusive of the consolidated number that we provided.

Keith Hughes

Okay. And final question, you’d briefly mentioned inventory earlier, given how strong the channel has been, will be again here in the third quarter. Is there a possibility in the winter months you might have to run more aggressively, just to kind of keep up where demand is in the channel?

Bryan Fairbanks

I expect that we will need to run pretty aggressively for quite some time. As we bring up that new capacity in Winchester, some of that we brought up and run at 100% as soon as it’s available.

Keith Hughes

Okay. Thank you.

Operator

Our next question comes from Matthew Bouley with Barclays. Please go ahead.

Matthew Bouley

Hi, good afternoon, guys. Thanks for taking the questions. I just wanted to see if you had any more color around the start-up costs with Virginia particularly. Are the costs or the labor and start-up costs in Virginia, do they carry a greater cost than the existing lines starting up? And does that anniversary in the second half of 2021? How should we think about when that’s fully phased in? Thanks.

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Dennis Schemm

Yes. Now, that’s a great question. The cost will be higher in Winchester, Virginia, because there are more lines. This is a bigger facility than what we saw ramping up in Nevada this year. So then, when you look forward to when the anniversary would occur, it would roughly be around the second quarter again or at the beginning of the third quarter of 2021.

Matthew Bouley

Okay. Perfect. And then just secondly, I wanted to ask about lumber, just given the increase in the commodity there and tightness in that market. Does that flow into pricing for, I guess, pressure treated decking at all whether at retail or at builders and sort of help that relative cost versus Enhance?

Bryan Fairbanks

Well, sure. The price of lumber has gone up significantly over the past couple of months. We’ll see whether this is a sustained price increase in the market or once they get back to full capacity and get back to normal inventories, if it goes back to the more normalized price along the way. Something that we do keep an eye on. I think, I’ve always said in the past, where minor changes in lumber really don’t impact our strategy. So instead of being $0.85 a foot for a normal piece of pressure treat, let’s say, it goes to $0.95, or it drops down to $0.75 for a period of time. That’s not going to have an impact on our strategy immediately. Now if we see a more significant shift, especially on the upside, it may be something we’d consider, but something we do keep an eye on in the marketplace.

Matthew Bouley

Okay. Thanks guys. Congrats on the results.

Bryan Fairbanks

Thanks.

Operator

And our next question comes from Phil Ng with Jefferies. Please go ahead.

Phil Ng

Hi, guys. Pretty impressive demand backdrop and sounds like you’re going to be running pretty full out for some time. Do you have enough capacity at this juncture at least for the back half for you to kind of sustain that low- to mid-teen growth trajectory? And any color on how lead times are kind of shaping up for your channel partners to come? Should that kind of return back to more normalized levels by year-end?

Bryan Fairbanks

It’s still a seasonal business. I expect that we will see some of the decking demand drop off but later in the year, as we normally see. There will still be some inventory building going on in the back half of the year. So, I think we’re setting up for a strong back half of the year. We haven’t provided guidance for the last quarter.

Phil Ng

Got it. Okay. That’s helpful. And then from a raw material standpoint, any limitations due to COVID in just getting recycled plastic, given any bottlenecks? And has that led to an impact on your cost side of things as well? Thanks a lot.

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Bryan Fairbanks

Early on, we did see there were some challenges in getting some of the grocery-related material. Grocery is not a huge part of what we use as an overall mix. So, we were able to pick up further industrial supplies along the way. We didn’t really see any sort of supply issues with the recycled materials that we were buying. Plentiful supplies available.

Phil Ng

Okay. Thanks a lot.

Bryan Fairbanks

Thanks.

Operator

And our next question today comes from Reuben Garner with Benchmark Company. Please go ahead.

Reuben Garner

Thank you. Good afternoon, everybody, and congrats on the quarter.

Bryan Fairbanks

Thanks, Reuben.

Reuben Garner

Most of my questions have been asked. I have a follow-up on the capacity side. You mentioned you’re running full out. I guess the question is, if demand is even in excess of your expectations or in excess of what you guided for the third quarter, would you be able to meet a higher level of demand in the third quarter or beyond, or are you kind of running up against what you’re able to produce at this point and you’re really reliant or not reliant...waiting on that Virginia facility as we get into next year to be able to kind of ramp-up what you can sell?

Bryan Fairbanks

The additional capacity in Winchester is extremely important for us to be able to support the market in the way that we see that the growth is going to be there in the future years. So, those three lines in Nevada are up and running at this point that will help us on the decking side of the business be able to drive more product to the market.

Reuben Garner

Okay. And a quick follow-up. Any changes at all to pricing in the marketplace at any of your price points have you made increases or changes of any kind I guess, or do you anticipate doing so in the near future?

Bryan Fairbanks

We continually look at pricing. One of the things we always do with pricing is any price changes would be communicated to our channel partners first. We’ve not made any price changes during the course of 2020.

Reuben Garner

Great. Thanks guys. Congrats again.

Operator

And our next question comes from Kurt Yinger with D.A. Davidson. Please go ahead.

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Kurt Yinger

Yes. Hi, Bryan and Dennis. Thanks for details and taking my questions. First, I was just curious, could you talk about how much the branding and advertising component was of the $7 million lower SG&A number? And is that 80 to 100 basis points of leverage you’re talking about for this year, is that a reasonable way that we can think about the next couple of years or are there some benefits here in 2020?

Dennis Schemm

Yes, Kurt. So, SG&A as a percentage of sales, it’s certainly lower this quarter because in certain jurisdictions, during the year, right or in the beginning of the quarter, businesses were closing down in that construction sector and as a result, certain of our channel partners also shut down as well. As a result, we pulled back on some of that advertising and branding, as we saw the reopening start to occur, restrictions starting to lift, we began to put that money back into play, putting more branding and advertising back into the quarter. Over the longer run though, we still expect to see our branding and advertising spend to be around 5% to 6% of sales. So that seems to be something that makes sense for us on a historical basis and a go-forward basis.

Kurt Yinger

Got it. Okay. Thanks, Dennis. And then just my second quickie. Could you help us think about residential D&A over the next couple of quarters? And is there a good way to think about maybe a run rate exiting 2021 as Winchester too kind of ramps up?

Bryan Fairbanks

We’ve not provided any specific guidance on D&A, but you’re absolutely right. It will ramp-up quite significantly, especially as those lines in Virginia start coming up in the first quarter of next year. Let Dennis and I take that away and talk about what we can do maybe in the third quarter to help out. I think you’re going to see in the third quarter a change in D&A that will help you be able to model the number for next year, because it is quite a bit more capacity in Virginia than what we’re opening in Nevada.

Kurt Yinger

Got it. Okay. Thanks, Bryan. Appreciate it. Good luck in coming quarter.

Bryan Fairbanks

Thanks.

Operator

Our next question today comes from Alex Maroccia with Berenberg. Please go ahead.

Alex Maroccia

Good afternoon, guys. Thanks for taking my question. In the press release, you called out potential COVID expenses in that incremental gross margin number. Is this more of a caveat in the event that cases spike again and it impacts operations, or does it just relate to costs that will absolutely be incurred in the second half of the year?

Bryan Fairbanks

Yes, and yes. There will be costs that we will incur in the back half of this year and just being able to manage the current regulations that are in place for COVID today. If it really picks up both of those.

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Alex Maroccia

Okay. Got it. And then secondly, it’s on the Commercial business. I know Laura is new. I’m sure there’s been limited strategy talks thus far. But can we expect any major changes in that segment’s market and product strategy?

Bryan Fairbanks

I wouldn’t expect anything in the short-term of major changes of what we’re going after. We’ve laid out our strategy to continue focusing on the large higher profile projects which the company has always done very well with. But also recognizing that there’s a much larger market for many of the smaller projects—your malls, your residential high-rise, office buildings, things like that. But clearly there’ll be some questions about that I’m sure in the short-term as that marketplace begins to shake out. And we’ve got the utmost confidence in Laura to guide us through any strategy changes that may be necessary.

Alex Maroccia

Okay. That’s helpful. Thank you.

Operator

Our next question today comes from Seldon Clarke with Deutsche Bank. Please go ahead.

Seldon Clarke

Hi. Thanks. Good evening. You raised your full year capital budget from let’s call it $150 million to $175 million. So, can you just talk about what’s driving that? And whether that implies any change to your multiyear plan of $200 million targeted for growth?

Dennis Schemm

Thanks for the question. That’s a really good question. The reality is the increase is mainly timing related. We provided a range in the prior quarter of $140 million to $160 million. We’re only ratcheting that low end and the top end up by $10 million. So, we feel really good about the range, but it’s really timing.

Seldon Clarke

Okay. That’s helpful. And then could you just clarify whether your guidance for SG&A improvement includes the severance charges that were in the second quarter last year?

Dennis Schemm

Yes, that would have included those. Yes.

Seldon Clarke

Well, I appreciate the time. Thanks, guys.

Operator

Our next question today comes from Alex Rygel with B. Riley FBR. Please go ahead.

Alex Rygel

Great quarter, gentlemen. Congratulations.

Bryan Fairbanks

Thanks, Alex.

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Dennis Schemm

Thank you.

Alex Rygel

Bryan, can you provide us a little bit of idea how the sales in the quarter expanded across separate retail division or retail market and the wholesale market?

Bryan Fairbanks

Sure. When we last talked, I had told everybody that April was a pretty normal month. Well it was in line with our expectations, but we did see at that time the expectation of May falling off. And it did a little bit early on with the various states that were closed, and then picked up in the back half of May and into June to deliver the revenue that we delivered. In those states where DIY customers remained, for the most part open, we did see a bit of a shift to those retailers. But we saw that both of the products they had on the shelf as well as to the special order demand. We did see that shift back again as all of the channels were able to reopen again. So, there was just a little bit of a onetime shift. I don’t see that as being something that will be ongoing there.

Alex Rygel

And when we look out into 2021 and I understand you don’t have guidance out there yet but how should we think about mix shift across the Enhance product and Transcend and Naturals?

Bryan Fairbanks

We really continue to focus on the opportunity to upsell our customers. The strategy of launching Enhance wasn’t just about converting that lumber buyer at 2x the price of wood. It was about bringing them into the channel, have the discussions, understand that there are other product lines that may carry a higher level of aesthetics and a potential higher level of performance. That’s exactly what we’ve seen now that we’re 1.5 years into that strategy. Now will we see some mix shift? I’m sure there will be some along the way. We are working to convert that wood marketplace and we may see more people who make that decision because of the cost within Enhance Basics that they’re willing to make that change and install that product along the way. That’s inclusive of the strategy that we have and we’re comfortable with that.

Alex Rygel

Thank you.

Bryan Fairbanks

Thanks Alex.

Operator

And ladies and gentlemen, as a reminder if you want to ask question, please press “*”, then “1.”

Today’s next question comes from Trey Grooms with Stephens. Please go ahead.

Trey Grooms

Hi, good afternoon and I want to echo the congrats on the quarters.

Bryan Fairbanks

Good afternoon, and thanks, Trey.

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Trey Grooms

So, I want to go back to one of the questions asked earlier just to make sure I heard it right. But just as far as the timing, when you’re bringing this labor on and D&A is increasing, and Dennis, I think you mentioned that kind of being a factor through kind of 2Q or 3Q of next year. First off I want to make sure I heard that right. And then secondly, is that about the time when you guys expect to have those lines up and running to the point where I guess the volume kind of catches up with the labor and the other costs you’re bringing on there. Is that the way we should think about that?

Dennis Schemm

Yes. Let me step back and answer that again, so just to make sure I’m clear on that. So, I would expect to see we’re going to be ramping up with labor here in Q3 and Q4 to ready ourselves for those lines in Virginia coming online in the first quarter of 2021. So, we’re bringing on labor now. We’re going to start training them, getting them geared up to be able to run those lines. And then what you would see in Q1 those lines would start coming online and by the time we get to like a Q3, yes, we should be anniversarying those costs.

Bryan Fairbanks

And we’ll continue to be bringing labor on during the first quarter. It’s not as if January 1 hits and all of a sudden entire building turns on. There will be a ramp-up of the lines over the course of the first half of the year.

Trey Grooms

Understood. Okay. Thank you for the clarity there. And last one is just bigger picture with composites being about 20% or so of the market now and I know clearly there’s the expectation for years of continued conversion there. And we’ve...and I think everybody is seeing those studies that suggest we could see that mix go to 35% or so over the next 10 years maybe or so. But any update on how you guys are thinking about that or where you think that mix can go over time?

Bryan Fairbanks

Yes. We think the opportunity is definitely there for that 35%, 40%. And even beyond when we look out over the past year and the success of the Enhance launch, I’ll go back to the comments I made with the last question that all those customers didn’t immediately rush in and buy the entry-level product. They were there to have the discussion, understand that composite products are affordable and will provide a lasting low maintenance product for them. They moved up to Enhance Naturals.

People who came in looking for Enhance Naturals in some cases moved up to our Select and to our Transcend product along the way. Because of that overwhelming demand that we’ve seen, part of that, we didn’t have enough capacity to be able to support, just how much of that demand was going to be. We see that that top end could be quite a bit above that 35% to 40% over the longer term.

Trey Grooms

Got it. Okay, make sense. Thank you both and thank you for taking my question.

Bryan Fairbanks

Thanks Trey.

Trex Company Inc

Monday, August 03, 2020, 5:00 PM Eastern

Operator

And ladies and gentlemen, as a final reminder, if you would like a question, please press “*”, then “1” at this time. We will pause momentarily to assemble our roster. And ladies and gentlemen, this concludes the question-and-answer session.

I’d like to turn the conference back over to Bryan Fairbanks for any closing remarks.

CONCLUSION

Bryan Fairbanks

All right. Thank you for joining us today. We look forward to speaking with many of you in the coming weeks and at a number of conferences that we’ll be participating in. So, thanks and have a great evening. Bye.

Operator

Thank you, sir. This concludes today’s conference. We thank you all for attending today’s presentation. You may now disconnect your lines and have a wonderful day.

Trex Company Inc

Monday, August 03, 2020, 5:00 PM Eastern